Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2010 (except as to Note 11 and paragraphs 2, 3, 4, 7, 8 and 10 of Note 20 as to which the date is June 6, 2011, and except as to paragraph 9 of Note 20 as to which the date is            , 2011), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-173547) and related Prospectus of Vanguard Health Systems, Inc. for the registration of shares of its common stock.
Ernst & Young LLP
Nashville, Tennessee
          , 2011
The foregoing consent is in the form that will be signed upon completion of the 2011 stock split and increase in authorized shares described in Note 20 to the consolidated financial statements.
/s/ Ernst & Young LLP
Nashville, Tennessee
June 6, 2011